NUMBER PFC-001

SHARES 25,000

FIRST CALIFORNIA FINANCIAL GROUP, INC.

A DELAWARE CORPORATION

***THIS CERTIFIES** that* **The Secretary of the Treasury** *is the registered holder of* **Twenty-Five Thousand (25,000)** *Shares of Non-Cumulative Perpetual Preferred Stock, Series C, $0.01 par value, of First California Financial Group, Inc. hereinafter designated "the Corporation" transferable on the share register of the Corporation upon surrender of this certificate properly endorsed or assigned.*

This certificate and the shares represented thereby shall be held subject to all of the provisions of the Articles of Incorporation and the Bylaws of said Corporation, a copy of each of which is on file at the office of the Corporation, and made a part hereof as fully as though the provisions of said Articles of Incorporation and Bylaws were imprinted in full on this certificate, to all of which the holder of this certificate, by acceptance hereof, assents and agrees to be bound.

Any shareholder may obtain from the principal office of the Corporation, upon request and without charge, a statement of the number of shares constituting each class or series of stock and the designation thereof; and a copy of the rights, preferences, privileges, and restrictions granted to or imposed upon the respective classes or series of stock and upon the holders thereof by said Articles of Incorporation and the Bylaws.

PREFERRED

WITNESS THE SEAL OF THE CORPORATION AND THE SIGNATURES OF ITS DULY AUTHORIZED OFFICERS.

DATED: THIS 14th DAY OF July 2011 A.D.

Romolo Santarosa

Romolo Santarosa, Assistant Secretary

C. G. Kum, President

SHARES

EACH